As filed with the Securities and Exchange Commission on April 1, 2024

Registration Nos. 333-215351

333-224559

333-227625

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

REGISTRATION STATEMENT ON FORM S-8 (REGISTRATION NO. 333-215351)

REGISTRATION STATEMENT ON FORM S-8 (REGISTRATION NO. 333-224559)

REGISTRATION STATEMENT ON FORM S-8 (REGISTRATION NO. 333-227625)

UNDER THE SECURITIES ACT OF 1933

CAPSTAR FINANCIAL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Tennessee	81-1527911
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

1201 Demonbreun Street, Suite 700

Nashville, Tennessee 37203

(615) 732-6400

(Address of principal executive offices)

CAPSTAR FINANCIAL HOLDINGS, INC. STOCK INCENTIVE PLAN

CAPSTAR BANK 401(K) PROFIT SHARING PLAN

ATHENS BANCSHARES CORPORATION 2010 EQUITY INCENTIVE PLAN

(Full Title of the Plans)

Nicholas J. Chulos

Executive Vice President,

Chief Legal Officer and Corporate Secretary

Old National Bancorp

One Main Street

Evansville, Indiana 47708

(773) 765-7675

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 431(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE – DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”), filed by Old National Bancorp, an Indiana corporation (“Old National”), successor by merger to CapStar Financial Holdings, Inc., a Tennessee corporation (“CapStar” or the “Registrant”) relate to the following Registration Statements on Form S-8 (each as amended as of immediately prior to the filing of these Post-Effective Amendments, the “Registration Statement”) of CapStar:

Registration Statement No. 333-215351 pertaining to the 1,569,475 shares of common stock of CapStar, par value $1.00 per share (“Common Stock”), issuable under the CapStar Financial Holdings, Inc. Stock Incentive Plan, which was filed with the U.S. Securities and Exchange Commission (the “SEC”) on December 28, 2016.

Registration Statement No. 333-224559 pertaining to the 200,000 shares of Common Stock that may be purchased with employee contributions pursuant to the CapStar Bank 401(k) Profit Sharing Plan (the “401(k) Plan”); an indeterminate amount of participation interests to be offered or sold pursuant to the 401(k) Plan; and indeterminate number of additional shares of Common Stock that may become issuable under the 401(k) Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction, which was filed with the SEC on May 1, 2018.

Registration Statement No. 333-227625 pertaining to the 548,051 shares of Common Stock issuable in connection with stock options under the Athens Bancshares Corporation 2010 Equity Incentive Plan (the “Athens Plan”) that were assumed by CapStar on October 1, 2018 upon the closing of the acquisition of Athens Bancshares Corporation by CapStar; and any additional shares of CapStar that become issuable under the Athens Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock, which was filed with the SEC on October 1, 2018.

On April 1, 2024, pursuant to the previously announced Agreement and Plan of Merger, dated October 26, 2023 (as amended, the “Merger Agreement”) entered into by CapStar and Old National, CapStar merged with and into Old National (the “Merger”), with Old National surviving the Merger.

Pursuant to the terms of the Merger Agreement, each issued and outstanding share of Common Stock, other than certain excluded shares, was converted into the right to receive 1.155 shares of common stock of Old National, no par value per share, and cash in lieu of fractional shares.

In connection with the Merger, CapStar has terminated any and all of the offerings of CapStar’s securities pursuant to the Registration Statements. In accordance with the undertakings made by CapStar in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the offerings, Old National, as successor by merger to CapStar, hereby amends the Registration Statements and removes from registration any and all of the securities of CapStar, registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments, and hereby terminates the effectiveness of each of the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, Old National, as the successor by merger to the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing an amendment on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Evansville, State of Indiana, on April 1, 2024.

OLD NATIONAL BANCORP As successor by merger to CapStar Financial Holdings, Inc.

By:	/s/ Nicholas J. Chulos
Name:	Nicholas J. Chulos
Title:	Executive Vice President, Chief Legal Officer and Corporate Secretary

*	Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the Registration Statements.